Registration Statement No. 333-196387
Filed Pursuant to Rule 424(b)(2)
Pricing Supplement dated June 25, 2015
(To the Prospectus dated June 27, 2014 and
the Prospectus Supplement dated June 27, 2014)
$39,000
Senior Medium-Term Notes, Series C

Linked to Ameriprise Financial Investment Research Group’s Sustainable and Responsible Investing Equity Focus List
due July 8, 2016

•
The notes offered by Bank of Montreal will be linked to a basket of shares of U.S.-traded common equity securities (each, a “Reference Share” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Share Issuer”).  The Reference Shares were included in Ameriprise Financial Services, Inc.’s (“Ameriprise Financial”) Investment Research Group’s April 2015 Sustainable and Responsible Investing Equity Focus List, which is described in more detail below.

•	You may lose all or a portion of the principal amount of your notes at maturity.
•
The Reference Shares are: Apple Inc. (“AAPL”); ACE Limited (“ACE”); Bank of America Corporation (“BAC”); Costco Wholesale Corporation (“COST”); The Walt Disney Company (“DIS”); Ford Motor Company (“F”); Johnson & Johnson (“JNJ”); Kimberly-Clark Corporation (“KMB”); The Coca-Cola Company (“KO”); Kroger Company (“KR”); Starbucks Corporation (“SBUX”); Waste Management, Inc. (“WM”); The WhiteWave Foods Company (“WWAV”); and Xylem Inc. (“XYL”). This pricing supplement contains a description of the criteria used to select the Reference Shares for inclusion in the Basket.  See “Reference Share Selection Process.”

•	The notes do not pay any interest.
•	The offering priced on June 25, 2015, and the notes will settle through the facilities of The Depository Trust Company on June 30, 2015.
•
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares over the term of the notes. As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Level Percentage” (as defined below) is not at least approximately 102.46%.  We describe in more detail below how the payment at maturity will be determined.

•	Any payment at maturity on the notes is subject to our credit risk.
•	The notes will not be listed on any securities exchange or quotation system.
•	The CUSIP number of the notes is 06366RP74.
•
As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.  Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.

•	Ameriprise Financial is a distributor of the notes offered by Bank of Montreal.

Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-6 of this pricing supplement, “Risk Factors” section beginning on page S-1 of the prospectus supplement, and on page 7 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, the estimated initial value of the notes is $972.80 per $1,000 in principal amount based on the terms set forth above. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.
	Price to Public(1)	Agent’s Commission(2)	Proceeds to Us
Per $1,000 of the Notes	US$1,000	US$19	US$981
Total	US$39,000	US$741	US$38,259
(1)	$19.00 per $1,000 in principal amount per note will be received by Ameriprise Financial Services, Inc. for its services acting as distributor of the notes.
(2)	Please see “Supplemental Plan of Distribution (Conflicts of Interests)” in this pricing supplement.

BMO Capital Markets

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Pricing Date of the Notes:	June 25, 2015

Issue Date of the Notes:	June 30, 2015

Maturity Date:	July 8, 2016

Interest Payments:	None.

Reference Shares:
The 14 Reference Shares set forth on the cover page of this pricing supplement. The Reference Shares are the securities selected in April 2015 by Ameriprise Financial Services, Inc.’s (“Ameriprise Financial”) Investment Research Group for its Sustainable and Responsible Investing Equity Focus List. You should only purchase the notes if you are willing to make an investment, the performance of which will depend primarily upon the performance of those Reference Shares. For more detail as to the selection of the Reference Shares, please see the sections entitled “Reference Share Selection Process” and “Additional Risk Factors—Risks Relating to the Reference Shares” in this pricing supplement.

Redemption Amount:
The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal (a) the product of (i) $1,000 and (ii) the Basket Level Percentage multiplied by (b) the Participation Rate.
As discussed in more detail below, the Basket Level Percentage must exceed 102.46% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount.  In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, 1/14th.

Reference Share Performance:
The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.

Participation Rate:
97.60%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed 102.46% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the issue price of the notes set forth above.

Basket Level Percentage:	The sum of the Weighted Reference Share Performances.

Initial Share Price:	For each Reference Share, its closing price on the pricing date, as set forth below:

Reference Share	Ticker	Initial Share Price
Apple Inc.	AAPL	US$127.50
ACE Limited	ACE	US$102.75
Bank of America Corporation	BAC	US$17.37
Costco Wholesale Corporation	COST	US$137.45
The Walt Disney Company	DIS	US$114.45
Ford Motor Company	F	US$15.44
Johnson & Johnson	JNJ	US$99.12
Kimberly-Clark Corporation	KMB	US$107.51
The Coca-Cola Company	KO	US$40.02
Kroger Company	KR	US$72.95
Starbucks Corporation	SBUX	US$54.07
Waste Management, Inc.	WM	US$46.94
The WhiteWave Foods Company	WWAV	US$49.67
Xylem, Inc.	XYL	US$36.96

Adjusted Final Share Price:	For one Reference Share, the sum of (a) the closing price on the valuation date and (b) the Dividend Amount for that Reference Share.

Valuation Date:	July 5, 2016, subject to postponement as described below.

Dividend Amount:
An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from the trading day after the pricing date to the valuation date, determined as described in more detail in the section below, “Description of the Notes—Payment at Maturity—Dividend Amount.”

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)

CUSIP:	06366RP74

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below assume a Participation Rate of 97.60%.

Basket Level Percentage	Redemption Amount per $1,000 in Principal Amount	Percentage Gain (or Loss) per $1,000 in Principal Amount
140.00%	$1,366.40	36.64%

130.00%	$1,268.80	26.88%

120.00%	$1,171.20	17.12%

110.00%	$1,073.60	7.36%

102.46% (1)	$1,000.00	0.00%

100.00% (2)	$976.00	-2.40%

90.00%	$878.40	-12.16%

80.00%	$780.80	-21.92%

70.00%	$683.20	-31.68%

60.00%	$585.60	-41.44%

(1) For you to receive a Redemption Amount greater than the principal amount of the notes, the Basket Level Percentage must be greater than 102.46% due to the effect of the Participation Rate being only 97.60%.
(2) If the Basket Level Percentage is not at least 102.46%, you will lose some or all of the principal amount of the notes.

Please see the sections entitled “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated June 27, 2014 and the prospectus dated June 27, 2014.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254915/d750935d424b5.htm
•	Prospectus dated June 27, 2014:
http://www.sec.gov/Archives/edgar/data/927971/000119312514254905/d749601d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  The notes are a riskier investment than ordinary debt securities.  In addition, the notes are not equivalent to investing directly in the Reference Shares.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the applicable Dividend Amount and may be less, and possibly significantly less, than the principal amount. If the prices of the Reference Shares decrease and the Dividend Amount, if any, is not enough to offset that decrease, the return on your notes will be less than the principal amount. In addition, because the Participation Rate is only 97.60%, the Basket Level Percentage must exceed 102.46% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the principal amount of the notes. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than 102.46%).  Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares.  The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period.  Your notes may trade quite differently from the Reference Shares.  Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes.  Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Our initial estimated value of the notes is lower than the price to public. Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The price to public of the notes exceeds our initial estimated value, because, among other things, costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value. These costs include the agent’s commission, and the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models. This value is based on market conditions, interest rates, and other relevant factors. Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement. These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated values do not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

Certain costs are likely to adversely affect the value of the notes. Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the agent’s commission and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely to be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares.  The price of one or more of the Reference Shares may increase while the price of one or more of the other Reference Shares decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares.

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may suffer substantial losses.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.  Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Shares. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period. For each $1,000 principal amount of the notes that you hold, the Basket Level Percentage must be at least 102.46% for the Redemption Amount to exceed the principal amount.

The market value of your notes may be influenced by many unpredictable factors.  The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;

•	the dividend yields of the Reference Shares;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes.  The notes are our senior unsecured debt securities.  The payment due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the values and dividend yields of the Reference Shares increase as of the valuation date.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Adjusted Final Share Price of each Reference Share is based on the closing price on the valuation date and may be less than the closing price of such Reference Share prior to such date. The Adjusted Final Share Price of each Reference Share will be calculated based on the closing price of that Reference Share on the valuation date. The prices prior to the valuation date will not be used to determine the Redemption Amount. Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing prices of the Reference Shares on the valuation date will be used to calculate the applicable Adjusted Final Share Prices and the Redemption Amount payable to you at maturity.

Correlation among the Reference Shares may affect the value of your notes.  The Reference Shares may not represent a diversified portfolio of securities.  To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Reference Shares may be concentrated in a limited number of industries.  An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

We will not hold shares of any Reference Share for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares.  In the ordinary course of their business, BMOCM, Ameriprise Financial and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future.  These views or reports may be communicated to our clients, Ameriprise Financial’s clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Ameriprise Financial or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we, Ameriprise Financial or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes.  We, Ameriprise Financial, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we, Ameriprise Financial and our respective affiliates have published, and in the future expect to publish, research reports with respect to the Reference Shares.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Even if we, Ameriprise Financial, or one or more of our respective affiliates provides research that expresses a negative opinion about one or more of the Reference Shares, if Ameriprise Financial changes its views as to one or more of the Reference Shares, or if market conditions change, the composition of the Basket will not change during the term of the notes (except under the limited circumstances described below).  Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Initial Share Prices, the Adjusted Final Share Prices, the Basket Level Percentage, the Redemption Amount and whether any market disruption event has occurred.  The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Share Issuer may undertake.  The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Shares should not be taken as an indication of their future performance.  The Adjusted Final Share Prices of the Reference Shares will determine the Redemption Amount.  The historical performance of the Reference Shares does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes.  The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available.  Although dividends and distributions on one or more of the Reference Shares may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes.  Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Code, including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The inclusion of the Reference Shares does not guarantee a positive return on the notes. The Reference Shares were selected by Ameriprise Financial’s Investment Research Group in April 2015 according to the process set forth in this pricing supplement.  This process involved the application of a variety of both objective and subjective criteria and judgments. To date, there is no consensus regarding whether or how many of the criteria used to select the Reference Shares could generate stock outperformance. There can be no assurance that any Reference Share, or the Basket in its entirety, will perform well. The performance of the Reference Shares may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. You should only purchase the notes if you seek an investment linked to the performance of the specific Reference Shares set forth on the cover page of this pricing supplement.

As of the date of this document, the Investment Research Group at Ameriprise Financial believes that the prices of the Reference Shares have the potential to increase during the term of the notes. However, there can be no assurance that they will in fact do so. Although Ameriprise Financial has expressed a positive view as to the Reference Shares prior to the date of this pricing supplement, those views may change significantly during the term of the notes.

The offering of the notes does not constitute investment advice or an investment recommendation. The offering of the notes does not constitute investment advice.  Similarly, the selection of the Reference Shares for the basket does not constitute an investment recommendation by any of Bank of Montreal, Ameriprise Financial or any of our respective affiliates to invest in the notes or the Reference Shares.  Investors in the notes, together with their respective advisors, should make an independent investigation of the terms of the notes and the Reference Shares to determine if the notes are a suitable investment.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity.  Investing in the notes will not make you a holder of any of the Reference Shares.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts are reflected in the Redemption Amount) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity.  Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity.  If these events occur, the calculation agent may adjust the applicable Initial Share Price.  See “Description of the Notes—Anti-dilution Adjustments.”

No Reference Share Issuer will have any role or responsibilities with respect to the notes.  None of the issuers of the Reference Shares will have authorized or approved the notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No Reference Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

We do not control any Reference Share Issuer and we are not responsible for any disclosure made by any other company.  Neither we nor any of our affiliates have the ability to control the actions of any Reference Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Share.  We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise.  We will not perform any due diligence procedures with respect to the applicable Reference Share Issuers.  You should make your own investigation into the Reference Share Issuers.

Industry consolidation and other corporate events may alter the composition of the Basket.  If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket.  Consequently, any consolidation among issuers of the Reference Shares will result in an increased weighting in the Basket for the surviving company.  The effects on the Basket and the Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Reference Shares.  The calculation agent will adjust the Initial Share Price of a Reference Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share.  For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

Some of the Reference Shares have only been publicly traded for a limited amount of time. As set forth below in the section “Description of the Reference Shares—The Basket,” several of the Reference Shares have only been publicly traded for a limited amount of time. Accordingly, it may be more difficult for you to evaluate the historical performance of those Reference Shares than would be the case for Reference Shares with a longer trading history.

An investment in the notes is subject to risks associated with non-U.S. securities markets. The ordinary shares of ACE Limited were issued by a Swiss issuer.  An investment in securities linked to the value of non-U.S. equity securities involves particular risks.  Non-U.S.  markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities differently from the U.S. markets.

Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country.  These factors, which could negatively affect the non-U.S. securities, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

DESCRIPTION OF THE NOTES

This pricing supplement, and the accompanying prospectus dated June 27, 2014 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series C, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 27, 2014.  Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series C” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

We will not pay periodic interest payments on the notes.

Composition of the Basket

The Basket is composed of the Reference Shares. The Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share was assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the pricing date. The Reference Share Weighting of each Reference Share is 1/14th.

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal:

($1,000 × the Basket Level Percentage) × the Participation Rate

The Participation Rate will equal 97.60%.

Basket Level Percentage. The Basket Level Percentage will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Initial Share Price, expressed as a percentage.

Adjusted Final Share Price.  For each Reference Share, the sum of (a) the closing price on the valuation date and (b) the Dividend Amount for that Reference Share.

Dividend Amount.  An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the trading day after the pricing date to (and including) the valuation date, as determined by the calculation agent.

Valuation Date

July 5, 2016. If the valuation date is not a trading day as to any Reference Share, it will be postponed as to that Reference Share to the next trading day. If the calculation agent determines that a market disruption event occurs or is continuing on the valuation date, the Adjusted Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be July 8, 2016, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the valuation date may be postponed, as provided herein.  However, no interest will accrue past the maturity date.

Certain Definitions

Business Day.  A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price.  The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•
if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need to exceed three and may include BMOCM, Ameriprise Financial or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on the valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs. In no event, however, will the valuation date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on the valuation date, the determination of the Initial Share Price or the Adjusted Final Share Price could also be postponed, although not by more than ten trading days. If the valuation date is postponed, the maturity date shall be postponed by the same number of business days.

If the valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments

The calculation agent will adjust the Initial Share Price for any Reference Share if any of the dilution events described below occurs with respect to that Reference Share.

The calculation agent will adjust the Initial Share Price for any Reference Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection.  The Initial Share Price for each Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Share Price for any Reference Share, the calculation agent will adjust the Initial Share Price of that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  As a result, having adjusted the Initial Share Price for a Reference Share for the first event, the calculation agent will adjust the Initial Share Price for that same Reference Share for the second event, applying the required adjustment to the Initial Share Price as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may also adjust the Initial Share Price, the Adjusted Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Initial Share Price by dividing the prior Initial Share Price — that is, the Initial Share Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Share outstanding immediately before the stock split or stock dividend becomes effective.  The Initial Share Price for a Reference Share will not be adjusted, however, unless:

•	in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the pricing date and on or before the valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the calculation agent will adjust its Initial Share Price by multiplying the prior Initial Share Price by an amount equal to:  (a) the number of shares of that Reference Share outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective.  The Initial Share Price of a Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the valuation date.

Transferable Rights and Warrants

If the Reference Share Issuer issues transferable rights or warrants to all holders of that Reference Share to subscribe for or purchase that Reference Share at an exercise price per share that is less than the closing price of the Reference Share on the business day before the ex-dividend date for the issuance, then the applicable Initial Share Price will be adjusted by multiplying the prior Initial Share Price by the following fraction:

•
the numerator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of that Reference Share that the aggregate offering price of the total number of shares of the applicable Reference Share so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Share offered for subscription or purchase under those transferable rights or warrants.

The Initial Share Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the valuation date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of calculating its Reference Share Performance, the calculation agent will determine the closing price of that Reference Share on each valuation date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Share.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•	the Reference Share is reclassified or changed;

•
the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Reference Share Issuer effects a spin-off — that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the calculation agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of a Reference Share on the valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of that Reference Share will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share.  If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Reference Share on the valuation date.  In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above.  Consequently, in this pricing supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share.  Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.  In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share.  For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the notes.  The calculation agent will determine, in its sole discretion, the Initial Share Price, the Dividend Amount and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the applicable Reference Share Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes with respect to any of the events described above, as it deems in its discretion is necessary to ensure an equitable result, for example, if an event of the type described in this section occurs on the pricing date or on the valuation date.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the valuation date.  The Dividend Amount for each Reference Share will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amounts payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

REFERENCE SHARE SELECTION PROCESS

Ameriprise Financial Equity Focus List

Ameriprise Financial is a registered investment adviser.  Ameriprise Financial’s Investment Research Group’s Equity Focus List consists of roughly 100 stocks.  In order for a stock to join the Equity Focus List, an Ameriprise Financial senior equity analyst in the Investment Research Group must evaluate the stock’s key investment attributes, including the relevant company’s competitive position and strategy, the strength and likelihood of primary value drivers, stock valuation and other fundamental factors. After completing this process, the analyst may nominate the stock for Equity Focus List inclusion, upon which the stock is further evaluated by the Ameriprise Financial Investment Research Group team or team leader. Once added to the Equity Focus List, one or more Ameriprise Financial equity analysts examine the stock on an ongoing basis, discussing the stock with the broader Ameriprise Financial Investment Research Group team, and making recommendations.

Additions and deletions to and from the Equity Focus Lists are made at the discretion of the Investment Research Group based on fundamental factors including valuation, competitive position, and market conditions. Deletions can also occur due to changes in third party research coverage or ratings downgrades. Furthermore, Ameriprise Financial has an internal process that is designed to identify underperforming stocks and require focused internal discussions to determine the stocks’ continued suitability for inclusion in the Focus List; the process is designed to potentially improve Equity Focus List’s performance and to reduce risk. For example, an Equity Focus List company that has generated returns in the bottom quartile of its respective S&P economic sector for three consecutive months will be under review for possible removal from the Focus List.

Ameriprise Financial Strategy Lists

Based on the stocks included in the Equity Focus List, Ameriprise Financial’s Investment Research Group develops lists that are designed to aid in the portfolio structuring process by highlighting which Equity Focus List stocks contain specified investment attributes.  These lists are designed to be used in conjunction with broader diversification strategies, and are not intended to represent the entire allocation of an investor’s investments.

Sustainable & Responsible Investing

The Reference Shares were selected for Ameriprise Financial’s Sustainable & Responsible Investing Equity Focus List in April 2015.  Ameriprise Financial’s Investment Research Group defines Sustainable & Responsible Investing (“SRI”) as an investment strategy that seeks to combine investor values with performance-enhancing characteristics gained from the identification and analysis of environmental, social and governance (collectively, “ESG”) information. This categorization is based on the notion that recent global economic changes have increased ESG’s importance to corporate valuations. Ameriprise Financial believes that management teams that have an understanding of these changes, and their potential impacts upon economic value creation, may be able to better manage risks and generate competitive advantages.  For example, a company’s regulatory exposure may be relatively low, its supply chain highly efficient and its workforce highly motivated as compared to its competitors; these factors may indicate that the company has a robust innovative capacity and lower business risk as compared to its competitors.

To date, there is no consensus regarding whether or to what extent ESG analysis results in a selection of equity securities that would outperform any other equity securities.

However, Ameriprise Financial’s Investment Research Group has determined that the respective management of the Equity Focus List companies included in the Basket use their understanding of how ESG is changing the nature of value creation in ways that enhance the firms’ competitive advantages. Ameriprise Financial's Investment Research Group believes that material ESG information is often inefficiently identified and analyzed in the securities markets, creating the possibility that the attributes identified in these companies are not efficiently valued in the stock process.

The Basket

Ameriprise Financial’s Investment Research Group regularly publishes research regarding equity securities.  The Reference Shares were selected from among the companies covered by the Investment Research Group.  However, we note that these are only research views based on currently available information.  There is no assurance that any particular company will be successful, or that the investment thesis underlying these research views will come to pass.  Moreover, the business, results of operations, and prospects of these companies are subject to conditions outside of the control of the Investment Research Group.

It is possible that a different group of companies could perform better or worse than the Basket.  Each of the Reference Shares was covered by Ameriprise Financial’s Investment Research Group and had a current a rating of “buy” from the Investment Research Group as of the date of selection and was selected based on the criteria described above.  Additional information regarding Ameriprise Financial’s Investment Research Group’s analyst ratings is available from your Ameriprise Financial financial advisor.  A rating is subject to downward revision at any time, including the removal of a company from the Ameriprise Financial Equity Focus List, and a broker-dealer may cease to cover a particular security at any time, including during the term of the notes.

The information in this section has been provided by Ameriprise Financial.

DESCRIPTION OF THE REFERENCE SHARES

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer.  We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, none of us, Ameriprise Financial or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer.  None of us, Ameriprise Financial or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected based on the criteria used by Ameriprise Financial’s Investment Research Group.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

THE REFERENCE SHARES

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. Its common stock is traded on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “AAPL.”

Historical Information of the Common Stock of Apple Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	33.69	27.43
	Second Quarter	39.17	33.69
	Third Quarter	41.78	34.31
	Fourth Quarter	46.50	39.81

2011	First Quarter	51.88	46.67
	Second Quarter	50.44	45.05
	Third Quarter	59.06	49.03
	Fourth Quarter	60.32	51.93

2012	First Quarter	88.23	58.75
	Second Quarter	90.89	75.73
	Third Quarter	100.30	82.13
	Fourth Quarter	95.96	72.71

2013	First Quarter	78.43	60.01
	Second Quarter	66.26	55.79
	Third Quarter	72.53	58.46
	Fourth Quarter	81.44	68.71

2014	First Quarter	79.62	71.35
	Second Quarter	94.25	73.99
	Third Quarter	103.30	93.08
	Fourth Quarter	119.00	96.26

2015	First Quarter	133.00	105.99
	Second Quarter (through the pricing date)	132.65	124.25

ACE Limited

ACE Limited is the holding company for the ACE Group of Companies, a property and casualty insurance business. The group provides a diversified range of products and services to clients through operations in countries around the world. The company provides specialty insurance and reinsurance products. The company is organized in Switzerland, and its ordinary shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “ACE.”

Historical Information of the Common Stock of ACE Limited

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	52.88	47.50
	Second Quarter	53.89	48.43
	Third Quarter	58.80	50.83
	Fourth Quarter	62.37	58.10

2011	First Quarter	65.74	60.15
	Second Quarter	69.35	63.95
	Third Quarter	68.38	58.98
	Fourth Quarter	73.33	59.11

2012	First Quarter	74.21	68.98
	Second Quarter	77.00	70.00
	Third Quarter	77.04	69.17
	Fourth Quarter	81.70	76.10

2013	First Quarter	89.06	79.99
	Second Quarter	92.67	85.79
	Third Quarter	95.58	87.72
	Fourth Quarter	103.53	91.01

2014	First Quarter	101.70	92.19
	Second Quarter	105.32	97.61
	Third Quarter	107.39	99.95
	Fourth Quarter	117.58	102.92

2015	First Quarter	115.00	107.96
	Second Quarter (through the pricing date)	112.37	102.75

Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Its common stock is traded on the NYSE under the symbol “BAC.”

Historical Information of the Common Stock of Bank of America Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	18.04	14.45
	Second Quarter	19.48	14.37
	Third Quarter	15.67	12.32
	Fourth Quarter	13.56	10.95

2011	First Quarter	15.25	13.33
	Second Quarter	13.72	10.50
	Third Quarter	11.09	6.06
	Fourth Quarter	7.35	4.99

2012	First Quarter	9.93	5.80
	Second Quarter	9.68	6.83
	Third Quarter	9.55	7.04
	Fourth Quarter	11.60	8.93

2013	First Quarter	12.78	11.03
	Second Quarter	13.83	11.44
	Third Quarter	14.95	12.83
	Fourth Quarter	15.88	13.69

2014	First Quarter	17.92	16.10
	Second Quarter	17.34	14.51
	Third Quarter	17.18	14.98
	Fourth Quarter	18.13	15.76

2015	First Quarter	17.90	15.15
	Second Quarter (through the pricing date)	17.67	15.41

Costco Wholesale Corporation

Costco Wholesale Corporation operates wholesale membership warehouses in multiple countries. The company sells food, automotive supplies, toys, hardware, sporting goods, jewelry, electronics, apparel, health and beauty aids, as well as other goods. Its common stock is traded on NASDAQ under the symbol “COST.”

Historical Information of the Common Stock of Costco Wholesale Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	61.65	57.07
	Second Quarter	61.74	54.83
	Third Quarter	65.01	53.61
	Fourth Quarter	72.85	62.21

2011	First Quarter	75.43	69.76
	Second Quarter	83.86	74.17
	Third Quarter	85.07	70.39
	Fourth Quarter	88.06	79.02

2012	First Quarter	91.52	78.98
	Second Quarter	95.00	82.62
	Third Quarter	102.81	93.68
	Fourth Quarter	105.94	94.47

2013	First Quarter	106.64	99.45
	Second Quarter	114.83	103.61
	Third Quarter	120.07	110.43
	Fourth Quarter	125.43	112.21

2014	First Quarter	118.51	110.18
	Second Quarter	118.23	110.65
	Third Quarter	127.62	115.44
	Fourth Quarter	144.15	122.95

2015	First Quarter	155.92	139.14
	Second Quarter (through the pricing date)	152.50	137.23

The Walt Disney Company

The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, and musical recordings, as well as books and magazines. Its common stock is traded on the NYSE under the symbol “DIS.”

Historical Information of the Common Stock of The Walt Disney Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	35.31	29.32
	Second Quarter	37.56	31.50
	Third Quarter	35.29	31.38
	Fourth Quarter	37.95	33.14

2011	First Quarter	44.07	37.82
	Second Quarter	43.91	37.58
	Third Quarter	40.74	29.55
	Fourth Quarter	37.71	29.00

2012	First Quarter	44.38	38.31
	Second Quarter	48.50	40.98
	Third Quarter	52.92	47.27
	Fourth Quarter	52.97	47.06

2013	First Quarter	57.75	50.58
	Second Quarter	67.67	56.69
	Third Quarter	67.11	60.69
	Fourth Quarter	76.40	63.59

2014	First Quarter	83.34	69.99
	Second Quarter	85.74	77.01
	Third Quarter	90.94	85.03
	Fourth Quarter	95.50	81.74

2015	First Quarter	108.43	90.96
	Second Quarter (through the pricing date)	114.45	105.43

Ford Motor Company

Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary. Its common stock is traded on the NYSE under the symbol “F.”

Historical Information of the Common Stock of Ford Motor Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	14.10	10.28
	Second Quarter	14.46	9.88
	Third Quarter	13.16	10.16
	Fourth Quarter	17.00	12.26

2011	First Quarter	18.79	14.01
	Second Quarter	15.79	12.78
	Third Quarter	14.12	9.62
	Fourth Quarter	12.51	9.37

2012	First Quarter	12.96	11.13
	Second Quarter	12.64	9.59
	Third Quarter	10.59	8.92
	Fourth Quarter	12.95	9.79

2013	First Quarter	14.30	12.13
	Second Quarter	15.90	12.44
	Third Quarter	17.66	15.74
	Fourth Quarter	17.76	15.15

2014	First Quarter	16.73	14.55
	Second Quarter	17.28	15.46
	Third Quarter	17.84	14.79
	Fourth Quarter	16.01	13.54

2015	First Quarter	16.57	14.46
	Second Quarter (through the pricing date)	16.07	14.78

Johnson & Johnson

Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. Its common stock is traded on the NYSE under the symbol “JNJ.”

Historical Information of the Common Stock of Johnson & Johnson

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	65.36	62.37
	Second Quarter	66.03	58.00
	Third Quarter	62.43	57.02
	Fourth Quarter	64.76	61.55

2011	First Quarter	63.35	57.66
	Second Quarter	67.29	59.46
	Third Quarter	67.92	60.20
	Fourth Quarter	66.02	61.27

2012	First Quarter	65.96	64.30
	Second Quarter	67.56	61.78
	Third Quarter	69.53	67.21
	Fourth Quarter	72.52	67.97

2013	First Quarter	81.53	70.74
	Second Quarter	88.59	81.11
	Third Quarter	94.39	86.17
	Fourth Quarter	95.63	85.61

2014	First Quarter	98.23	86.62
	Second Quarter	105.76	96.54
	Third Quarter	108.64	99.82
	Fourth Quarter	109.07	96.78

2015	First Quarter	106.39	98.32
	Second Quarter (through the pricing date)	103.96	97.49

Kimberly-Clark Corporation

Kimberly-Clark Corporation is a health and hygiene company that manufactures and provides consumer products. The company's products include diapers, tissues, paper towels, incontinence care products, surgical gowns, and disposable face masks. Its common stock is traded on the NYSE under the symbol “KMB.”

Historical Information of the Common Stock of Kimberly-Clark Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	61.65	56.41
	Second Quarter	60.51	57.68
	Third Quarter	64.13	57.69
	Fourth Quarter	64.08	58.74

2011	First Quarter	63.16	60.03
	Second Quarter	65.59	61.57
	Third Quarter	68.27	59.97
	Fourth Quarter	70.92	65.67

2012	First Quarter	71.08	68.17
	Second Quarter	80.29	70.47
	Third Quarter	84.27	78.92
	Fourth Quarter	84.04	79.17

2013	First Quarter	93.91	80.54
	Second Quarter	101.69	90.73
	Third Quarter	96.03	88.43
	Fourth Quarter	105.15	89.32

2014	First Quarter	106.43	98.99
	Second Quarter	108.41	103.89
	Third Quarter	109.49	99.55
	Fourth Quarter	118.28	100.67

2015	First Quarter	118.98	104.15
	Second Quarter (through the pricing date)	113.15	105.48

The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. Its common stock is traded on the NYSE under the symbol “KO.”

Historical Information of the Common Stock of The Coca-Cola Company

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	28.57	26.33
	Second Quarter	27.66	25.04
	Third Quarter	29.55	25.02
	Fourth Quarter	32.89	29.44

2011	First Quarter	33.18	30.80
	Second Quarter	34.23	32.47
	Third Quarter	35.62	31.98
	Fourth Quarter	35.08	32.37

2012	First Quarter	37.01	33.50
	Second Quarter	39.10	35.97
	Third Quarter	40.56	37.14
	Fourth Quarter	38.58	35.97

2013	First Quarter	40.69	36.84
	Second Quarter	43.09	39.13
	Third Quarter	41.09	37.88
	Fourth Quarter	41.31	37.05

2014	First Quarter	40.66	37.10
	Second Quarter	42.36	38.07
	Third Quarter	42.66	39.18
	Fourth Quarter	44.83	40.39

2015	First Quarter	43.78	39.91
	Second Quarter (through the pricing date)	41.52	39.59

The Kroger Co.

The Kroger Co. operates supermarkets and convenience stores in the United States. The company also manufactures and processes some of the foods that its supermarkets sell. Its common stock is traded on the NYSE under the symbol “KR.”

Historical Information of the Common Stock of The Kroger Co.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	22.90	20.24
	Second Quarter	23.70	19.16
	Third Quarter	22.43	19.73
	Fourth Quarter	23.86	20.63

2011	First Quarter	24.29	21.29
	Second Quarter	25.48	22.95
	Third Quarter	25.83	21.73
	Fourth Quarter	24.48	21.74

2012	First Quarter	24.65	22.98
	Second Quarter	24.39	21.29
	Third Quarter	23.99	21.11
	Fourth Quarter	26.90	23.30

2013	First Quarter	33.14	25.28
	Second Quarter	35.52	31.88
	Third Quarter	40.99	34.67
	Fourth Quarter	43.42	39.53

2014	First Quarter	44.02	35.38
	Second Quarter	49.92	43.62
	Third Quarter	52.78	48.71
	Fourth Quarter	64.51	51.22

2015	First Quarter	77.24	63.08
	Second Quarter (through the pricing date)	77.13	68.21

Starbucks Corporation

Starbucks Corporation retails, roasts, and provides its own brand of specialty coffee. The company operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the Internet. The company also produces and sells bottled coffee drinks and a line of ice creams. Its common stock is traded on NASDAQ under the symbol “SBUX.”

Historical Information of the Common Stock of Starbucks Corporation

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	12.78	10.85
	Second Quarter	14.06	12.12
	Third Quarter	13.14	11.43
	Fourth Quarter	16.47	12.85

2011	First Quarter	18.99	15.77
	Second Quarter	19.75	17.43
	Third Quarter	20.58	17.03
	Fourth Quarter	23.23	18.10

2012	First Quarter	28.13	22.67
	Second Quarter	30.84	25.64
	Third Quarter	27.10	21.58
	Fourth Quarter	27.29	22.49

2013	First Quarter	29.34	26.61
	Second Quarter	33.55	28.44
	Third Quarter	38.67	33.12
	Fourth Quarter	41.00	37.64

2014	First Quarter	39.02	34.49
	Second Quarter	39.06	34.36
	Third Quarter	40.23	36.98
	Fourth Quarter	41.90	36.10

2015	First Quarter	48.96	39.62
	Second Quarter (through the pricing date)	54.12	46.51

Waste Management, Inc.

Waste Management, Inc. provides waste management services including collection, transfer, recycling, resource recovery and disposal services, and operates waste-to-energy facilities. The company serves municipal, commercial, industrial, and residential customers throughout North America. Its common stock is traded on the NYSE under the symbol “WM.”

Historical Information of the Common Stock of Waste Management, Inc.

The following table sets forth the high and low closing prices of this Reference Share from the first quarter of 2010 through the pricing date.

		High ($)	Low ($)
2010	First Quarter	34.88	31.40
	Second Quarter	35.66	31.29
	Third Quarter	35.85	31.65
	Fourth Quarter	36.99	34.25

2011	First Quarter	38.34	36.04
	Second Quarter	39.61	36.37
	Third Quarter	38.00	28.17
	Fourth Quarter	34.68	29.83

2012	First Quarter	35.64	32.35
	Second Quarter	36.08	32.15
	Third Quarter	35.68	31.59
	Fourth Quarter	34.33	30.96

2013	First Quarter	39.21	33.97
	Second Quarter	42.75	38.14
	Third Quarter	43.50	39.85
	Fourth Quarter	46.10	40.40

2014	First Quarter	44.20	40.41
	Second Quarter	44.84	41.06
	Third Quarter	47.53	43.89
	Fourth Quarter	51.58	46.28

2015	First Quarter	55.18	51.23
	Second Quarter (through the pricing date)	55.14	46.94

The WhiteWave Foods Company

The WhiteWave Foods Company produces and markets dairy and dairy alternatives. The company's products include soy milk, flavored creamers, organic milk, yogurt, cheese, butter, sour creams, and whipped creams. Its common stock is traded on the NYSE under the symbol “WWAV.”

Historical Information of the Common Stock of The WhiteWave Foods Company

The following table sets forth the high and low closing prices of this Reference Share from December 31, 2012, the date when this Reference Share began trading, through the pricing date.

		High ($)	Low ($)
2012	Fourth Quarter (from December 31, 2012)	16.75	14.31

2013	First Quarter	17.64	14.85
	Second Quarter	19.19	15.78
	Third Quarter	20.18	16.71
	Fourth Quarter	23.45	18.37

2014	First Quarter	30.04	22.57
	Second Quarter	33.02	26.14
	Third Quarter	37.37	29.66
	Fourth Quarter	37.46	32.94

2015	First Quarter	45.23	32.64
	Second Quarter (through the pricing date)	50.46	43.25

Xylem Inc.

Xylem Inc. is a designer, manufacturer, equipment and service provider for water and wastewater applications addressing the full-cycle of water from collection, distribution, and use to the return of water to the environment. The company's products include water and wastewater pumps, treatment and testing equipment, industrial pumps, valves, heat exchangers, and dispensing equipment. Its common stock is traded on the NYSE under the symbol “XYL.”

Historical Information of the Common Stock of Xylem Inc.

The following table sets forth the high and low closing prices of this Reference Share from October 31, 2011, the date when this Reference Share began trading, through the pricing date.

		High ($)	Low ($)
2011	Fourth Quarter (from October 31, 2011)	27.31	23.00

2012	First Quarter	28.73	25.14
	Second Quarter	28.38	23.61
	Third Quarter	25.98	23.16
	Fourth Quarter	27.57	23.44

2013	First Quarter	29.34	26.68
	Second Quarter	28.93	25.77
	Third Quarter	29.08	24.19
	Fourth Quarter	34.77	27.21

2014	First Quarter	39.40	32.80
	Second Quarter	39.78	34.89
	Third Quarter	39.13	34.98
	Fourth Quarter	38.95	31.91

2015	First Quarter	38.08	34.10
	Second Quarter (through the pricing date)	37.30	34.96

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, should not be subject to Canadian Non-Resident withholding tax.

Supplemental U.S. Federal Income Tax Considerations

        The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of the material U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  It applies only to those holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether a Reference Share Issuer would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If a Reference Share Issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC by Reference Share Issuers and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, it would be reasonable for a United States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.  In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the Dividend Amount (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they sought taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  We intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the Dividend Amount for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Dividend Amount paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Dividend Amount under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the Dividend Amount for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing Dividend Amount which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-United States holder.  Under proposed Treasury Department regulations, payments (including deemed payments) that are contingent upon or determined by reference to actual or estimated U.S. source dividends, with respect to certain equity-linked instruments, whether explicitly stated or implicitly taken into account in computing one or more of the terms of such instruments, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the notes on or after January 1, 2016 that are treated as dividend equivalents.  However, the U.S. Treasury Department and Internal Revenue Service have announced that they intend to limit this withholding to equity-linked instruments issued on or after the date that is 90 days after the date of publication in the U.S. Federal Register of final regulations addressing dividend equivalent withholding. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. A note may constitute an account for these purposes. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements generally apply to payments made after June 30, 2014. Account holders subject to information reporting requirements pursuant to the Foreign Account Tax Compliance Act may include holders of the notes.  Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing the Foreign Account Tax Compliance Act may be subject to different rules.   Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

In addition, any purchaser that is a Plan or a Plan Asset Entity or that is acquiring the notes on behalf of a Plan or a Plan Asset Entity, including any fiduciary purchasing on behalf of a Plan or Plan Asset entity, will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that (a) neither we nor any of our respective affiliates or agents are a “fiduciary” (under Section 3(21) of ERISA, or under any final or proposed regulations thereunder, or with respect to a non-ERISA Arrangement under any Similar Laws with respect to the acquisition, holding or disposition of the notes, or as a result of any exercise by us or our affiliates or agents of any rights in connection with the notes), (b) no advice provided by us or any of our affiliates or agents has formed a primary basis for any investment decision by or on behalf of such purchaser in connection with the notes and the transactions contemplated with respect to the notes, and (c) such purchaser recognizes and agrees that any communication from us or any of our affiliates or agents to the purchaser with respect to the notes is not intended by us or any of our affiliates or agents to be impartial investment advice and is rendered in our or our affiliates’ or agents’ capacity as a seller of such notes and not a fiduciary to such purchaser.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares.  We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the valuation date.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Ameriprise Financial, whereby Ameriprise Financial will distribute the notes. Such distribution may occur on or subsequent to the Issue Date. The notes sold by Ameriprise Financial to investors will be offered at the issue price of $1,000 per note. Ameriprise Financial will receive the compensation set forth on the cover page of this pricing supplement.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or investment advice, or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM or we inform you otherwise in the confirmation of sale, the final pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of the hedging profit that we or our affiliates expect to realize over the term of the notes.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

ADDITIONAL INFORMATION RELATING TO THE ESTIMATED INITIAL VALUE OF THE NOTES

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on interest rates and other factors.  As a result, the estimated initial value of the notes on the pricing date was determined based on the market conditions on the pricing date.

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act.  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 2, 2014, which has been filed as Exhibit 5.1 to Bank of Montreal’s Form 6-K filed with the SEC on July 3, 2014.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the notes, and the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 2, 2014, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K filed on July 3, 2014.